Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. It is understood and agreed that each of the parties hereto is responsible for the timely filing of the foregoing Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

Date: August 2, 2013	Marine MP, LLC

	By:	/s/ Arnold Schwarzenegger
Name: Arnold Schwarzenegger
Title: Manager

Date: August 2, 2013	/s/ Arnold Schwarzenegger
Arnold Schwarzenegger